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                                            Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-49250



                           PROSPECTUS SUPPLEMENT NO. 1
                     (TO PROSPECTUS DATED NOVEMBER 29, 2000)

                                9,000,000 Shares


                                     WESTERN
                                     DIGITAL
                                   CORPORATION

                                  COMMON STOCK

                              --------------------


       You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

       SEE "RISK FACTORS" INCORPORATED BY REFERENCE FROM OUR 10-Q FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 2001 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                                             Issue Price

                    Per Share                $4.20

                    Total                    $37,800,000


       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The date of this prospectus supplement is June 7, 2001.


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                              PLAN OF DISTRIBUTION

       We are offering 9,000,000 shares of our common stock to a large institutional investor which is purchasing the shares on behalf of its clients pursuant to this prospectus supplement. The common stock will be purchased at a negotiated purchase price of $4.20 per share. This price reflects the closing price of our common stock on the New York Stock Exchange on June 5, 2001, net of a 4.25% discount. We will not pay any commissions or other compensation in connection with this sale of our common stock.

                                 USE OF PROCEEDS

       The net proceeds to us from this offering will be $37,800,000. We plan to use the net proceeds for general corporate purposes, including working capital.

       Pending use of the net proceeds for any of these purposes, we may invest in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies.

                           MARKET FOR OUR COMMON STOCK

       On June 5, 2001, the last reported sales price of our common stock on the New York Stock Exchange was $4.39 per share. Our common stock is traded on the New York Stock Exchange under the symbol "WDC." The common stock sold under this prospectus supplement will be listed on the New York Stock Exchange.

       As of May 25, 2001, and before the issuance of shares pursuant to this prospectus supplement, we had 177,314,650 shares of common stock outstanding.

                                     GENERAL

       You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front page of this document.


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                                TABLE OF CONTENTS



PROSPECTUS SUPPLEMENT
    Plan of Distribution...................................................     S-2
    Use of Proceeds........................................................     S-2
    Market for Our Common Stock............................................     S-2
    General................................................................     S-2

PROSPECTUS
    The Company............................................................       3
    Use of Proceeds........................................................       3
    Securities Offered.....................................................       3
    Plan of Distribution...................................................       4
    Where You Can Find More Information....................................       5
    Incorporation of Certain Documents By Reference........................       6
    Legal Matters..........................................................       7
    Experts................................................................       7


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